SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549



                                                  FORM  8-K/A



                                                  Current Report
                                          Pursuant to Section 13 or 15(d)
                                     of the Securities Exchange Act of 1934.




Date of Report (Date of earliest event reported) October 28, 1998

                  GENISYS RESERVATION SYSTEMS, INC.
              (Exact name of registrant as specified in its charter)


                               New Jersey
               (State or Other Jurisdiction of Incorporation)

    1-12689                             22-2719541
(Commission File Number)         (I.R.S. Employer Identification No.)


2401 Morris Avenue, Union, New Jersey                 07083
(Address of principal executive offices)           (Zip Code)
--------------------------------------------------------

(908) 810-8767
(Registrant's telephone number, including area code)



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ITEM 5. Other Events


         Pursuant to the Asset Purchase Agreement dated as of June 30, 1998, NetCruise (a wholly owned subsidiary of the Company formed on July 21, 1998 for the purpose of operating an internet travel agency) acquired a technology license and certain related assets from UIT in consideration of 2,000,000 shares of the Company's Common Stock valued at $1.25 per share, for an aggregate of $2,500,000 and two warrants ("Warrants"), each entitling the holder to purchase 800,000 shares of the Common Stock of the Company (the "UIT Transaction"). One warrant is exercisable for 800,000 shares at $2.50 per share and may be exercised between April 1, 2002 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $5,000,000 for the years 1999, 2000 and 2001. The other Warrant is exercisable for 800,000 shares at $6.00 per share and may be exercised between April 1, 2002 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $10,000,000 for the years 1999, 2000 and 2001. No value has been placed on the warrants since each is contingent upon future earning.

         The Company has since been advised that the issuance of such securities has caused the Company to inadvertently be in violation of a Nasdaq MarketPlace Rule because the issuance of the 2,000,000 shares and Warrants amounted to more than 20% of the issued and outstanding shares of the Company and were not approved by Shareholders as required by such Rule. Nasdaq advised the Company that the Company's Common Stock would be delisted as a result of such violation. The Company requested a hearing on the delisting which was held on November 20, 1998.

 Nasdaq issued its written determination on January 12, 1999 to continue listing the Company's securities on The Nasdaq SmallCap Market pursuant to the following conditions: (i) the UIT Transaction must be unwound in the event shareholders do not ratify the acquisition of the technology license and certain related assets from UIT and approve the issuance of

1,100,000 shares of Common Stock and the Stock Purchase Warrants to UIT; (ii) the Company must file a Definitive Proxy

Statement with the Securities and Exchange Commission and Nasdaq on or before February 15, 1999; and (iii) the Company must submit documentation to Nasdaq on or before March 15, 1999 evidencing either the receipt of shareholder approval of the issuance of additional shares to UIT or the unwinding of the issuance of additional shares to UIT and purchase of a technology license and certain related assets from UIT.

         The Company and UIT have restructured the transaction so that UIT will return to the Company 1,100,000 shares of the Company's Common Stock (retaining 900,000 shares that are not in violation of the Nasdaq MarketPlace Rule) and the Warrants.

 The Company will issue to UIT 1,100,000 shares of Convertible
Series B  Preferred  Stock (the  "Series B  Preferred  Stock"),  which  Series B
Preferred  Stock is  automatically  convertible  into  1,100,000  shares  of the
Company's Common Stock upon Shareholder approval of the issuance of the 1,100,000 shares of Common Stock and the Warrants. The Series B Preferred Stock is non-voting stock and carries a mandatory dividend of $275,000, payable on September 30, 1999 and a mandatory quarterly dividend at the rate of $68,750 commencing with the quarter ended December 31, 1999. No dividend will be payable if the Shareholders approve the issuance of the 1,100,000 shares Common Stock and Warrants prior to the time that the dividend is payable. Therefore, the total purchase price in the UIT Transaction is 900,000 shares of the Company's Common Stock and 1,100,000 shares of the Company's Series B Convertible Preferred Stock. If shareholders ratify the acquisition, the Series B Preferred Stock will automatically be converted into 1,100,000 shares of the Company's Common Stock and the Company will issue two warrants, each to purchase 800,000 shares of Common Stock, as outlined above.

         In the event shareholders do not ratify the acquisition of the assets and approve the issuance, the transaction will be unwound. In such event the Company estimates that the cost to undo the transaction will not exceed $50,000 to be used for accounting fees, legal fees, recording fees and employee termination fees.

         Harry Shuster has been appointed Chairman and Brian Shuster the President of NetCruise. Pursuant to the acquisition agreement, Mr. Brian Shuster will receive $5,000 per month for his services as a consultant to the Company. In addition, Messrs. Harry Shuster and Brian Shuster have been serving as directors of the Company since the transaction closed and both have been nominated for election as directors of the Company.

ITEM 7.  Financial Statements and Exhibits.

         (c)  Exhibits

                  1. Copy of Agreement.

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                                             SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                  Genisys Reservation Systems, Inc.
                            (Registrant)



By:___________________________
    John Wasko, Treasurer



DATED: